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Exhibit 99.2

WorldGate Receives $5 Million Order for Ojo Video Phone from Motorola Broadband

First commercial shipments of the Ojo personal video phone expected to begin this fall

        Trevose, Pa.—July 12, 2004—WorldGate Communications, Inc. (NASDAQ:WGAT) has received a $5.0 million initial order from Motorola Broadband for the Ojo Personal Video Phone. Ojo is the first true-to-life consumer video phone that provides jitter-free video, synchronized video and audio, a stylish design, and features people want in a video phone such as video messaging and a cordless handset. Ojo works with broadband cable and DSL Internet connections.

        Shipments under this purchase order are expected to begin this fall. The order follows the agreement reached in May 2004 between the two companies under which Motorola became WorldGate's distribution partner for video phones.

        "This order is yet another step in bringing the Ojo Video Phone to the market. In our Ojo product demonstrations thus far, it is clear that people separated by great distances experience a profound sense of connectedness when talking on the Ojo video phone," said Hal Krisbergh, founder, Chairman, and CEO of WorldGate. "Motorola's distribution support will help WorldGate to bring the product to market and to make video telephony a worldwide reality."

About WorldGate Communications Inc.

        WorldGate is in the business of developing, manufacturing and distributing video phones for personal and business use, to be marketed with WorldGate's Ojo brand name. The Ojo video phone is designed to conform to industry standard protocols, and utilizes proprietary enhancements to the latest technology for voice and video compression. Ojo video phones are designed to operate on the high speed data infrastructures provided by cable and DSL providers. WorldGate has applied for patent protection for its unique technology and techno-futuristic design that contribute to the functionality and consumer appeal offered by the Ojo video phone. WorldGate believes that this unique combination of design, technology and availability of broadband networks allow for real life video communication experiences that were not economically or technically viable a short time ago.

        More information on WorldGate and the Ojo personal video phone can be accessed at www.wgate.com. WorldGate is traded on NASDAQ under the symbol WGAT. WorldGate and Ojo are trademarks of WorldGate Service Inc.

        This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology "may," "will," "believes," "plans," "expects," "anticipates," "predicts," "forecasts," and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:

Press contact: Tim Cifelli Vice President Gregory FCA 27 West Athens Ave. Ardmore, Pa. 19003 610-642-8253	Company contact: Jim McLoughlin SVP, Sales & Marketing WorldGate Communications, Inc. 3190 Tremont Ave. Trevose, Pa. 19053 215-354-5455	Investor contact: Joel Boyarski SVP, CFO Worldgate Communications, Inc. 3190 Tremont Ave. Trevose, Pa. 19053 215-354-5312
tim@gregoryfca.com	jmcloughlin@wgate.com	jboyarski@wgate.com

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WorldGate Receives $5 Million Order for Ojo Video Phone from Motorola Broadband
First commercial shipments of the Ojo personal video phone expected to begin this fall